EXHIBIT 99.2

CARMAX BUSINESS SERVICES, LLC,

as Seller,

and

CARMAX AUTO FUNDING LLC,

as Purchaser

RECEIVABLES PURCHASE AGREEMENT

Dated as of [            ], 20[    ]

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS

SECTION 1.1 Definitions	1
SECTION 1.2 Other Definitional Provisions	4

ARTICLE II
CONVEYANCE OF RECEIVABLES

SECTION 2.1 Sale and Conveyance of Receivables	4
SECTION 2.2 Receivables Purchase Price; Payments on the Receivables	5
SECTION 2.3 Transfer of Receivables	5
SECTION 2.4 Examination of Receivable Files	6
SECTION 2.5 Expenses	6

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of the Purchaser	6
SECTION 3.2 Representations and Warranties of the Seller	7

ARTICLE IV
CONDITIONS

SECTION 4.1 Conditions to Obligation of the Purchaser	13
SECTION 4.2 Conditions to Obligation of the Seller	14

ARTICLE V
COVENANTS OF THE SELLER

SECTION 5.1 Protection of Right, Title and Interest in, to and Under the Receivables	15
SECTION 5.2 Security Interests	16
SECTION 5.3 Delivery of Payments	16
SECTION 5.4 No Impairment	17
SECTION 5.5 Costs and Expenses	17
SECTION 5.6 Hold Harmless	17

ARTICLE VI
MISCELLANEOUS PROVISIONS

SECTION 6.1 Amendment	17
SECTION 6.2 Termination	18
SECTION 6.3 Governing Law	18

i

SCHEDULES

Schedule A	Receivables Schedule

EXHIBITS

Exhibit A	Bill of Sale and Assignment
Exhibit B	Form of Retail Installment Sale Contract

ii

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement, dated as of [            ], 20[    ], is between CarMax Business Services, LLC, a Delaware limited liability company (“CarMax”), as seller (the “Seller”), and CarMax Auto Funding LLC, a Delaware limited liability company (“CarMax Funding”), as purchaser (the “Purchaser”).

WHEREAS, in the regular course of business, CarMax Auto Superstores, Inc., a Virginia corporation (“CarMax Auto”), and certain affiliates of CarMax Auto originate motor vehicle retail installment sale contracts secured by new and used motor vehicles;

WHEREAS, the Seller intends to convey all of its right, title and interest in and to contracts having an aggregate outstanding principal balance of $[            ] as of the close of business on [            ], 20[    ] (the “Receivables”) to the Purchaser and, concurrently with its purchase of the Receivables, the Purchaser intends to convey all of its right, title and interest in and to the Receivables to CarMax Auto Owner Trust 20[    ]-[    ], as issuer (the “Issuer”), pursuant to a Sale and Servicing Agreement, dated as of [            ], 20[    ] (the “Sale and Servicing Agreement”), among the Issuer, CarMax Funding, as depositor, CarMax, as servicer, [and [            ], a [            ], as backup servicer]; and

WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which the Receivables are to be sold by the Seller to the Purchaser;

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Agreement” shall mean this Receivables Purchase Agreement and all amendments hereof and supplements hereto.

“Base Prospectus” shall mean the prospectus, dated [            ], 20[    ], of the Purchaser relating to the public offering by the Purchaser of the Notes.

“Bill of Sale” shall mean the Bill of Sale and Assignment, substantially in the form attached as Exhibit A.

“CarMax” shall mean CarMax Business Services, LLC, a Delaware limited liability company, and its successors.

“CarMax Auto” shall mean CarMax Auto Superstores, Inc., a Virginia corporation, and its successors.

“CarMax Funding” shall mean CarMax Auto Funding LLC, a Delaware limited liability company, and its successors.

“CarMax Funding II” shall mean CarMax Funding II, LLC, a Delaware limited liability company, and its successors.

“CarMax Funding III” shall mean CarMax Funding III, LLC, a Delaware limited liability company, and its successors.

“Class A Notes” shall mean the Class A-1 Notes, the Class A-2[a] Notes, [the Class A-2b Notes,] the Class A-3 Notes and the Class A-4 Notes issued pursuant to the Indenture.

“Class B Notes” shall mean the Class B Notes issued pursuant to the Indenture.

“Class C Notes” shall mean the Class C Notes issued pursuant to the Indenture.

“Class D Notes” shall mean the Class D Notes issued pursuant to the Indenture.

“Closing Date” shall mean [            ], 20[    ].

“Cutoff Date” shall mean [            ], 20[    ].

“Depositor” shall mean CarMax Funding, in its capacity as Depositor under the Trust Agreement, and its successors in such capacity.

“Indenture” shall mean the Indenture, dated as of [            ], 20[    ], between the Issuer and the Indenture Trustee, as amended, supplemented or otherwise modified and in effect from time to time.

“Indenture Trustee” shall mean [            ], [            ], a [            ], as indenture trustee under the Indenture, and its successors in such capacity.

“Initial Reserve Account Deposit” shall mean $[            ].

“Issuer” shall mean CarMax Auto Owner Trust 20[    ]-[    ], a Delaware statutory trust, and its successors.

“Noteholders” shall mean the registered holders of the Notes.

“Notes” shall mean the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes.

“Owner Trustee” shall mean [            ], a [            ], as owner trustee under the Trust Agreement, and its successors in such capacity.

“Prospectus” shall mean the Prospectus Supplement and the Base Prospectus.

“Prospectus Supplement” shall mean the final prospectus supplement, dated [            ], 20[    ], of the Purchaser relating to the public offering by the Purchaser of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes.

“Purchaser” shall mean CarMax Funding, in its capacity as purchaser of the Receivables under this Agreement, and its successors in such capacity.

“Receivables” shall mean the motor vehicle retail installment sale contracts sold by the Seller to the Purchaser pursuant to this Agreement and identified on the Receivables Schedule.

“Receivables Purchase Price” shall mean $[            ].

“Receivables Schedule” shall mean the schedule of receivables attached as Schedule A, as amended, supplemented or otherwise modified and in effect from time to time.

“Representative” shall mean [            ], as representative of the Underwriters.

“Sale and Servicing Agreement” shall have the meaning specified in the recitals.

“Seller” shall mean CarMax, in its capacity as seller of the Receivables under this Agreement, and its successors in such capacity.

“State” shall mean any of the 50 states of the United States or the District of Columbia.

“Transaction Documents” shall mean this Agreement, the Trust Agreement, the Sale and Servicing Agreement, the Indenture, the Administration Agreement and the other documents and certificates delivered in connection therewith, in each case as amended, supplemented or otherwise modified and in effect from time to time.

“Trust Agreement” shall mean the Trust Agreement, dated as of [            ], 20[    ], between CarMax Funding and the Owner Trustee, as amended and restated by the Amended and Restated Trust Agreement, dated as of [            ], 20[    ], between CarMax Funding and the Owner Trustee.

“Trustee” shall mean either the Owner Trustee or the Indenture Trustee, as the context requires.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Underwriters” shall mean the underwriters named in Schedule A to the Underwriting Agreement.

“Underwriting Agreement” shall mean the Underwriting Agreement, dated [            ], 20[    ], among CarMax Funding, CarMax and the Representative, relating to the purchase of the Notes by the Underwriters from CarMax Funding.

SECTION 1.2 Other Definitional Provisions.

(a) Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Sale and Servicing Agreement.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified; the term “proceeds” shall have the meaning set forth in the applicable UCC; and the word “including” shall mean including without limitation.

ARTICLE II

CONVEYANCE OF RECEIVABLES

SECTION 2.1 Sale and Conveyance of Receivables.

(a) On the Closing Date, subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, without recourse (subject to the Seller’s obligations hereunder and the satisfaction of the conditions set forth in Section 4.1), all of the right, title and interest of the Seller, whether now owned or hereafter acquired, in, to and under the following:

(i) the Receivables;

(ii) all amounts received on or in respect of the Receivables (including proceeds of the repurchase of Receivables by the Seller pursuant to Section 3.2(f)) after the Cutoff Date;

(iii) the security interests in the Financed Vehicles granted by the Obligors pursuant to the Receivables and any other interest of the Seller in such Financed Vehicles;

(iv) all proceeds from claims on or refunds of premiums of any physical damage, GAP or theft insurance policies covering the Financed Vehicles and any proceeds or refunds of premiums of any credit life or credit disability insurance policies relating to the Financed Vehicles or the Obligors;

(v) the Receivable Files;

(vi) the right to realize upon any property (including the right to receive future Liquidation Proceeds) that shall have secured a Receivable and have been repossessed by or on behalf of the Issuer; and

(vii) all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property; all accounts, general intangibles, chattel paper, instruments, documents, money, investment property, deposit accounts, letters of credit, letter-of-credit rights, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations; and all other property which at any time constitutes all or part of or is included in the proceeds of any of the foregoing.

(b) The parties hereto intend that the conveyance of the Receivables and related property hereunder be a sale and not a loan. In the event that the conveyance hereunder is not for any reason considered a sale, the Seller hereby grants to the Purchaser a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under the Receivables and all other property conveyed hereunder and listed in this Section 2.1 and all proceeds of any of the foregoing. The parties intend that this Agreement constitute a security agreement under applicable law. Such grant is made to secure the payment of all amounts payable hereunder, including the Receivables Purchase Price. If such conveyance is for any reason considered to be a loan and not a sale, the Seller consents to the Purchaser transferring such security interest in favor of the Indenture Trustee and transferring the obligations secured thereby to the Indenture Trustee.

(c) The Seller agrees to treat the transfer of the Receivables and the related property contemplated by this Section 2.1 for all purposes as an absolute transfer on all relevant books, records and other applicable documents.

SECTION 2.2 Receivables Purchase Price; Payments on the Receivables.

(a) On the Closing Date, in exchange for the Receivables and other assets described in Section 2.1, the Purchaser shall pay to the Seller the Receivables Purchase Price. An amount equal to $[            ] of the Receivables Purchase Price shall be paid by the Purchaser to the Seller in cash or immediately available funds. The remainder of the Receivables Purchase Price shall be paid by crediting the Seller with a contribution to the capital of the Purchaser. The Purchaser shall deposit, from funds it receives from the issuance of the Notes, an amount equal to the Initial Reserve Account Deposit into the Reserve Account, which amount shall be an asset of the Issuer.

(b) The Purchaser shall be entitled to, and shall convey such right to the Owner Trustee pursuant to the Sale and Servicing Agreement, all payments of principal and interest on or in respect of the Receivables received after the Cutoff Date.

SECTION 2.3 Transfer of Receivables. Pursuant to the Sale and Servicing Agreement, the Purchaser will assign all of its right, title and interest in, to and under the Receivables and other assets described in Section 2.1 to the Issuer. The parties hereto acknowledge that the Issuer will pledge its rights in, to and under the Receivables and other assets described in Section 2.1 to the Indenture Trustee pursuant to the Indenture. The Purchaser has the right to assign its interest under this Agreement as may be required to effect the purposes of the Sale and Servicing Agreement, without the consent of the Seller, and the Owner Trustee as assignee shall succeed to the rights and obligations hereunder of the Purchaser.

SECTION 2.4 Examination of Receivable Files. The Seller will make the Receivable Files available to the Purchaser or its agent for examination during normal business hours at the Seller’s offices or such other location as otherwise shall be agreed upon by the Purchaser and the Seller.

SECTION 2.5 Expenses. The Seller will reimburse the Purchaser for expenses of the Purchaser in connection with the sale of the Notes, including expenses which are reimbursable to the Underwriters by the Purchaser pursuant to the Underwriting Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Seller as of the date of this Agreement and as of the Closing Date:

(a) Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and shall have, power, authority and legal right to acquire, own and sell the Receivables.

(b) Power and Authority; Binding Obligation. The Purchaser has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement has been duly authorized by the Purchaser by all necessary action. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation and other similar laws and to general equitable principles.

(c) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the limited liability company agreement or certificate of formation of the Purchaser, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Purchaser is a party or by which it may be bound.

(d) No Proceedings. There are no proceedings or investigations pending, or, to the knowledge of the Purchaser, threatened, against the Purchaser before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Purchaser or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that, in the reasonable judgment of the Purchaser would materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement or the Receivables.

SECTION 3.2 Representations and Warranties of the Seller.

(a) The Seller hereby makes the following representations and warranties to the Purchaser as of the date of this Agreement and as of the Closing Date:

(i) Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and shall have, power, authority and legal right to acquire, own and sell the Receivables.

(ii) Power and Authority; Binding Obligation. The Seller has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement has been duly authorized by the Seller by all necessary action. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation and other similar laws and to general equitable principles.

(iii) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the certificate of formation or limited liability company agreement of the Seller, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Seller is a party or by which it may be bound.

(iv) No Proceedings. There are no proceedings or investigations pending, or, to the knowledge of the Seller, threatened, against the Seller before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Seller or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that, in the reasonable judgment of the Seller would materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or the Receivables.

(v) No Tax Liens. The Seller is not aware of any material judgment or tax lien filings against the Seller.

(b) The Seller hereby makes the following representations and warranties to the Purchaser as of the date of this Agreement and as of the Closing Date, which representations and warranties shall remain operative and in full force and effect, shall survive the transfer and conveyance of the Receivables and other assets described in Section 2.1 by the Seller to the Purchaser and by the Purchaser to the Issuer and shall inure to the benefit of the Purchaser, the Trustees and the Noteholders:

(i) Characteristics of Receivables. Each Receivable (i) has been originated by CarMax Auto or an Affiliate of CarMax Auto in the United States in the ordinary course of business in connection with the sale of a new or used motor vehicle and has been fully and properly executed by the parties thereto, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security, (iii) provides for level monthly payments that fully amortize the Amount Financed by maturity (except that the period between the date of such Receivable and the date of the first Scheduled Payment may be less than or greater than one month and the amount of the first and last Scheduled Payments may be less than or greater than the level payments) and yield interest at the related APR, (iv) provides for, in the event that such Receivable is prepaid, a prepayment that fully pays the Principal Balance of such Receivable with interest at the related APR through the date of payment, (v) is a retail installment sale contract substantially in the form of Exhibit B, (vi) is secured by a new or used motor vehicle that had not been repossessed as of the Cutoff Date, (vii) is a Simple Interest Receivable, (viii) relates to an Obligor who has made at least one payment under such Receivable as of the Cutoff Date and (ix) relates to an Obligor whose mailing address is located in any State.

(ii) Receivable Schedule. The information set forth in the Receivable Schedule was true and correct in all material respects as of the opening of business on the Cutoff Date, and no selection procedures believed to be adverse to the Depositor and/or the Noteholders were utilized in selecting the Receivables from those retail installment sale contracts which met the criteria contained in this Agreement. The information set forth in the compact disk or other listing regarding the Receivables made available to the Depositor and its assigns (which compact disk or other listing is required to be delivered as specified herein) is true and correct in all material respects.

(iii) Compliance with Law. Each Receivable and the sale of the related Financed Vehicle complied, at the time such Receivable was originated and complies, as of the Closing Date, in all material respects with all requirements of applicable federal, State and local laws, and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Consumer Financial Protection Bureau’s Regulations B and Z, the Servicemembers Civil Relief Act, State adaptations of the National Consumer Act and the Uniform Consumer Credit Code and any other consumer credit, equal opportunity and disclosure laws applicable to such Receivable and sale.

(iv) Binding Obligation. Each Receivable represents the genuine, legal, valid and binding payment obligation in writing of the related Obligor, enforceable by the holder thereof in all material respects in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(v) No Government Obligor. No Receivable is due from the United States or any State or from any agency, department or instrumentality of the United States or any State.

(vi) Security Interest in Financed Vehicles. Immediately prior to the transfer of the Receivables by the Seller to the Depositor, each Receivable was secured by a valid, binding and enforceable first priority perfected security interest in favor of the Seller in the related Financed Vehicle, which security interest has been validly assigned by the Seller to the Depositor. The Servicer has received, or will receive within 180 days after the Closing Date, the original certificate of title for each Financed Vehicle (other than any Financed Vehicle that is subject to a certificate of title statute or motor vehicle registration law that does not require that the original certificate of title for such Financed Vehicle be delivered to the Seller).

(vii) Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, nor has any Financed Vehicle been released in whole or in part from the Lien granted by the related Receivable.

(viii) No Waiver. No provision of any Receivable has been waived in such a manner that such Receivable fails to meet all of the representations and warranties made by the Seller in this Section 3.2(b) with respect thereto.

(ix) No Defenses. No Receivable is subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any Receivable, or the exercise of any right thereunder, will not render such Receivable unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the Seller has no knowledge of any such right of rescission, setoff, counterclaim or defense being asserted or threatened with respect to any Receivable.

(x) No Liens. The Seller has no knowledge of any liens or claims that have been filed, including liens for work, labor or materials or for unpaid State or federal taxes, relating to any Financed Vehicle that are prior to, or equal or coordinate with, the security interest in such Financed Vehicle created by the related Receivable.

(xi) No Default. Except for payment defaults continuing for a period of not more than 30 days as of the Cutoff Date, the Seller has no knowledge that any default, breach, violation or event permitting acceleration under the terms of any Receivable has occurred or that any continuing condition that with notice or the lapse of time or both would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable has arisen, and the Seller has not waived any such event or condition.

(xii) Title. The Seller intends that the transfer of the Receivables contemplated by Section 2.1 constitute a sale of the Receivables from the Seller to the Depositor and that the beneficial interest in, and title to, the Receivables not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. The Seller has not sold, transferred, assigned or pledged any Receivable to any Person other than the Depositor. Immediately prior to the transfer of the Receivables contemplated by Section 2.1, the Seller had good and marketable title to the Receivables free and clear of any Lien, claim or encumbrance of any Person and, immediately upon such transfer, the Depositor shall have good and marketable title to the Receivables free and clear of any Lien, claim or encumbrance of any Person.

(xiii) Security Interest Matters. This Agreement creates a valid and continuing “security interest” (as defined in the Relevant UCC) in the Receivables in favor of the Depositor, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from the Seller. With respect to each Receivable, the Seller has taken all steps necessary to perfect its security interest against the related Obligor in the related Financed Vehicle. The Receivables constitute “tangible chattel paper” (as defined in the Relevant UCC). The Seller has caused or will cause prior to the Closing Date the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions under applicable law necessary to perfect the security interest in the Receivables granted to the Depositor under this Agreement. Other than the security interest granted to the Depositor under this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Receivables. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables other than any financing statement relating to the security interest granted to the Depositor under this Agreement or that has been terminated. The motor vehicle retail installment sale contracts that constitute or evidence the Receivables do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Depositor, the Issuer or the Indenture Trustee. The Seller is not aware of any judgment or tax lien filings against the Seller.

(xiv) Financing Statements. All financing statements filed or to be filed against the Seller in favor of the Indenture Trustee (as assignee of the Depositor and the Issuer) contain a statement substantially to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Indenture Trustee.”

(xv) Valid Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, assignment and conveyance of such Receivable under this Agreement or the Sale and Servicing Agreement or the pledge of such Receivable under the Indenture is unlawful, void or voidable or under which such Receivable would be rendered void or voidable as a result of any such sale, transfer, assignment, conveyance or pledge. The Seller has not entered into any agreement with any account debtor that prohibits, restricts or conditions the assignment of the Receivables.

(xvi) One Original. There is only one original executed copy of each Receivable.

(xvii) Principal Balance. Each Receivable had a remaining Principal Balance as of the Cutoff Date of not less than $[            ].

(xviii) No Bankrupt Obligors. As of the Cutoff Date, no Receivable was due from an Obligor that was the subject of a proceeding under the Bankruptcy Code of the United States or was bankrupt.

(xix) New and Used Vehicles. As of the Cutoff Date, approximately [            ]% of the Pool Balance related to Receivables secured by new Financed Vehicles and approximately [            ]% of the Pool Balance related to Receivables secured by used Financed Vehicles.

(xx) Origination. Each Receivable was originated after [            ], 20[    ].

(xxi) Term to Maturity. Each Receivable had an original term to maturity of not more than [            ] months and not less than [            ] months and a remaining term to maturity as of the Cutoff Date of not more than [            ] months and not less than [            ] months.

(xxii) Weighted Average Remaining Term to Maturity. As of the Cutoff Date, the weighted average remaining term to maturity of the Receivables was approximately [            ] months.

(xxiii) Annual Percentage Rate. Each Receivable has an APR of not more than [            ]%.

(xxiv) Location of Receivable Files. The Receivable Files are maintained at the location listed in Schedule 2 to the Sale and Servicing Agreement.

(xxv) Simple Interest Method. All payments with respect to the Receivables have been allocated consistently in accordance with the Simple Interest Method.

(xxvi) No Delinquent Receivables. As of the Cutoff Date, no payment due under any Receivable was more than 30 days past due.

(xxvii) Insurance. Each Obligor has obtained or agreed to obtain physical damage insurance (which insurance shall not be force placed insurance) covering the related Financed Vehicle in accordance with the Seller’s normal requirements.

(xxviii) Fair Market Value. The Receivables Purchase Price represents the fair market value of the Receivables.

(xxix) Custodial Agreements. Immediately prior to the transfer of the Receivables by the Seller to the Depositor, the Seller or an Affiliate of the Seller had possession of the Receivable Files and there were no, and there will not be any, custodial agreements in effect materially adversely affecting the right or ability of the Seller to make, or cause to be made, any delivery required under this Agreement.

(xxx) Bulk Transfer Laws. The transfer of the Receivables and the Receivable Files by the Seller to the Depositor pursuant to this Agreement is not subject to the bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(c) The Seller shall indemnify the Purchaser and hold the Purchaser harmless against any losses, penalties, fines, forfeitures, legal fees and related costs, judgments and other costs and expenses resulting from any third party claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller’s representations and warranties set forth in Section 3.2(b). The Trustees shall also have the remedies provided in the Sale and Servicing Agreement.

(d) Any cause of action against the Seller relating to or arising out of the breach of any of its representations and warranties set forth in Section 3.2(b) shall accrue as to any Receivable upon (i) discovery of such breach by the Purchaser or either Trustee or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach and (iii) demand upon the Seller by the Purchaser for all amounts payable in respect of such Receivable under this Agreement.

(e) The Purchaser or the Seller, as the case may be, shall inform the other parties promptly, in writing, upon discovery of any breach of the Seller’s representations and warranties set forth in Section 3.2(b) which materially and adversely affects the interests of the Noteholders in any Receivable.

(f) If a breach of any representation or warranty set forth in Section 3.2(b) which materially and adversely affects the interests of the Purchaser, the Issuer or the Noteholders in any Receivable shall not have been cured by the close of business on the last day of the Collection Period which includes the thirtieth day after the date on which the Seller becomes aware of, or receives written notice from the Servicer, the Purchaser or the Owner Trustee of, such breach or failure, the Seller shall repurchase such Receivable from the Purchaser on the Distribution Date following such Collection Period. In consideration for the repurchase of any such Receivable, the Seller shall remit the Purchase Amount of such Receivable to the Purchaser. Upon any such repurchase, the Purchaser shall, without further action, be deemed to transfer, assign, set-over and otherwise convey to the Seller, without recourse, representation or warranty, all the right, title and interest of the Purchaser in, to and under such repurchased Receivable and all other related assets described in Section 2.1. The Purchaser shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by the Seller to effect the conveyance of such Receivable pursuant to this Section 3.2(f). The sole remedy of the Purchaser with respect to a breach of the Seller’s representations and warranties set forth in Section 3.2(b) shall be to require the Seller to repurchase the related Receivables pursuant to this Section 3.2(f).

ARTICLE IV

CONDITIONS

SECTION 4.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase the Receivables from the Seller on the Closing Date is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Seller contained herein and in the other Transaction Documents shall be true and correct on the Closing Date with the same effect as if made on the Closing Date, and each of the Seller and the Servicer shall have performed all obligations to be performed by it hereunder and under the other Transaction Documents on or before the Closing Date.

(b) Computer Files Marked. The Seller shall, at its own expense, on or before the Closing Date, indicate in its computer files that the Receivables have been sold to the Purchaser pursuant to this Agreement and deliver to the Purchaser the Receivables Schedule, certified by an officer of the Seller to be true, correct and complete.

(c) Release of Lenders. The Seller shall obtain executed release agreements and UCC partial releases with respect to the Receivables from (i) [            ] (and certain other parties) and CarMax Funding II and (ii) [            ] (and certain other parties) and CarMax Funding III, in each case in form and substance satisfactory to the Purchaser.

(d) Documents to be Delivered. The Purchaser shall have received the following, all of which shall be dated as of the Closing Date or such other date as specified:

(i) the Receivables Schedule;

(ii) an Officer’s Certificate of the Seller, in form and substance previously approved by the Purchaser and its counsel, as to, among other things, the representations and warranties of the Seller and satisfaction of conditions precedent;

(iii) an opinion or opinions of counsel for the Seller, in form and substance previously approved by the Purchaser and its counsel, addressed to the Purchaser;

(iv) [RESERVED];

(v) copies of resolutions of the manager of the Seller approving the execution, delivery and performance of the Transaction Documents to which the Seller is a party, and the performance of the transactions contemplated hereunder and thereunder, certified by the Secretary or an Assistant Secretary of the Seller;

(vi) copies of the certificate of formation of the Seller, together with all amendments, revisions and supplements thereto, certified by the Delaware Secretary of State as of a recent date, and a certificate of good standing from the Delaware Secretary of State, dated as of a recent date, to the effect that the Seller has been duly formed, is in good standing and has a legal existence;

(vii) UCC search reports from the appropriate offices in Delaware as to the Seller;

(viii) reliance letters to each opinion of counsel to the Seller or the Servicer delivered to [            ] or [            ] in connection with the purchase of the Receivables hereunder or the issuance or sale of the Notes;

(ix) a financing statement to be filed with the Delaware Secretary of State, naming the Seller, as seller/debtor, the Purchaser, as purchaser/assignor secured party, and the Indenture Trustee, as secured party/total assignee, naming the Receivables and the related property described in Section 2.1 as collateral and meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of the Receivables to the Purchaser;

(x) the Bill of Sale; and

(xi) such other documents, certificates and opinions as may be reasonably requested by the Purchaser or its counsel.

(e) Execution of Transaction Documents. The Transaction Documents shall have been executed and delivered by the parties thereto.

(f) Other Transactions. The transactions contemplated by the Transaction Documents and the Underwriting Agreement shall be consummated on the Closing Date.

SECTION 4.2 Conditions to Obligation of the Seller. The obligation of the Seller to sell the Receivables to the Purchaser on the Closing Date is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Purchaser contained herein and in the other Transaction Documents shall be true and correct on the Closing Date with the same effect as if then made, and the Purchaser shall have performed all obligations to be performed by it hereunder and under the other Transaction Documents on or before the Closing Date.

(b) Payment of Receivables Purchase Price. In consideration of the sale of the Receivables from the Seller to the Purchaser as provided in Section 2.1, on the Closing Date the Purchaser shall have paid to the Seller the Receivables Purchase Price.

(c) Opinions of Purchaser. An opinion or opinions of counsel for the Purchaser addressed to the Seller and the Underwriters shall have been delivered.

ARTICLE V

COVENANTS OF THE SELLER

SECTION 5.1 Protection of Right, Title and Interest in, to and Under the Receivables.

(a) The Seller, at its expense, shall cause all financing statements and continuation statements and any other necessary documents covering the Purchaser’s right, title and interest in, to and under the Receivables and other property conveyed by the Seller to the Purchaser hereunder to be promptly authorized, recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder to the Receivables and such other property. The Seller shall deliver to the Purchaser file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Purchaser shall cooperate fully with the Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection.

(b) Within five days after the Seller makes any change in its name, identity or organizational structure which would make any financing statement or continuation statement filed in accordance with Section 4.1(d) seriously misleading within the meaning of the UCC as in effect in the applicable State, the Seller shall give the Purchaser notice of any such change and, within 30 days after such change, shall authorize and file such financing statements or amendments as may be necessary to continue the perfection of the Purchaser’s security interest in the Receivables and the proceeds thereof.

(c) The Seller shall give the Purchaser written notice within five days of any relocation of the State of organization of the Seller or any office in which the Seller keeps records concerning the Receivables and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and, within 30 days after such relocation, shall authorize and file such financing statements or amendments as may be necessary to continue the perfection of the interest of the Purchaser in the Receivables and the proceeds thereof. The Seller shall at all times maintain its State of organization, its principal place of business and its chief executive office and the location of the office where the Receivables Files and any accounts and records relating to the Receivables are kept within the United States.

(d) The Seller shall maintain accounts and records as to each Receivable accurately and in sufficient detail to permit (i) the reader thereof to know at any time the status of such Receivable, including payments and recoveries made and payments owing (and the nature of each) and (ii) reconciliation between payments or recoveries on (or with respect to) each Receivable.

(e) The Seller shall maintain its computer systems so that, from and after the time of the transfer of the Receivables to the Purchaser pursuant to this Agreement, the Seller’s master computer records (including any back-up archives) that refer to a Receivable shall indicate clearly and unambiguously that such Receivable is owned by the Purchaser (or, upon transfer of the Receivables to the Issuer, by the Issuer). Indication of the Purchaser’s ownership of a Receivable shall be deleted from or modified on the Seller’s computer systems when, and only when, such Receivable shall have been paid in full or repurchased by the Seller.

(f) If at any time the Seller shall propose to sell, grant a security interest in or otherwise transfer any interest in any motor vehicle retail installment sale contract to any prospective purchaser, lender or other transferee, the Seller shall give to such prospective purchaser, lender or other transferee computer tapes, compact disks, records or print-outs (including any restored from back-up archives) that, if they shall refer in any manner whatsoever to any Receivable, shall indicate clearly and unambiguously that such Receivable has been sold and is owned by the Purchaser (or, upon transfer of the Receivables to the Issuer, the Issuer), unless such Receivable has been paid in full or repurchased by the Seller.

(g) The Seller shall permit the Purchaser and its agents at any time during normal business hours to inspect, audit and make copies of and abstracts from the Seller’s records regarding any Receivable.

(h) If the Seller has repurchased one or more Receivables from the Purchaser or the Issuer pursuant to Section 3.2(f), the Seller shall, upon request, furnish to the Purchaser, within ten days, a list of all Receivables (by receivable number and name of Obligor) then owned by the Purchaser, together with a reconciliation of such list to the Receivables Schedule.

SECTION 5.2 Security Interests. Except for the conveyances hereunder, the Seller covenants that it will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable, whether now existing or hereafter created, or any interest therein; the Seller will immediately notify the Purchaser of the existence of any Lien on any Receivable and, in the event that the interests of the Noteholders in such Receivable are materially and adversely affected, such Receivable shall be repurchased from the Purchaser by the Seller in the manner and with the effect specified in Section 3.2(f), and the Seller shall defend the right, title and interest of the Purchaser in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller.

SECTION 5.3 Delivery of Payments. The Seller covenants and agrees to deliver in kind upon receipt to the Servicer under the Sale and Servicing Agreement all payments received by the Seller in respect of the Receivables as soon as practicable after receipt thereof by the Seller.

SECTION 5.4 No Impairment. The Seller covenants that it shall take no action, nor omit to take any action, which would impair the rights of the Purchaser in any Receivable, nor shall it, except as otherwise provided in this Agreement or the Sale and Servicing Agreement, reschedule, revise or defer payments due on any Receivable.

SECTION 5.5 Costs and Expenses. The Seller shall pay all reasonable costs and expenses incurred in connection with the perfection of the Purchaser’s right, title and interest in, to and under the Receivables.

SECTION 5.6 Hold Harmless. The Seller shall protect, defend, indemnify and hold the Purchaser and the Issuer and their respective assigns and their attorneys, accountants, employees, officers and directors harmless from and against all losses, costs, liabilities, claims, damages and expenses of every kind and character, as incurred, resulting from or relating to or arising out of (i) the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement, (ii) any legal action, including any counterclaim, that has either been settled by the litigants (which settlement, if the Seller is not a party thereto shall be with the consent of the Seller) or has proceeded to judgment by a court of competent jurisdiction, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement, (iii) any actions or omissions of the Seller or any employee or agent of the Seller occurring prior to the Closing Date with respect to any Receivable or Financed Vehicle or (iv) any failure of a Receivable to be originated in compliance with all requirements of law. These indemnity obligations shall be in addition to any obligation that the Seller may otherwise have.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.1 Amendment.

(a) This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Purchaser and the Seller, without the consent of any Noteholder [or the Swap Counterparty], to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to add any other provision with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement or the Sale and Servicing Agreement; provided, however, that any such amendment shall not, as evidenced by an Opinion of Counsel to the Seller delivered to the Indenture Trustee, adversely affect in any material respect the interests of the Noteholders.

(b) This Agreement may also be amended from time to time for any other purpose by a written amendment duly executed and delivered by the Seller and by the Purchaser; provided, however, that any such amendment that materially adversely affects the interests of the Noteholders under the Indenture, the Sale and Servicing Agreement or the Trust Agreement must be consented to by the Holders of Notes evidencing not less than 51% of the Note Balance of the Controlling Class[; and, provided further, that any such amendment that materially adversely affects the interests of the Swap Counterparty must be consented to by the Swap Counterparty].

(c) Promptly after the execution of any amendment to this Agreement, the Seller shall furnish written notification of the substance of such amendment to the Owner Trustee, the Indenture Trustee[, the Swap Counterparty] and the Rating Agencies.

SECTION 6.2 Termination. The respective obligations and responsibilities of the Seller and the Purchaser created hereby shall terminate, except for the indemnity obligations of the Seller as provided herein, upon the termination of the Issuer as provided in the Trust Agreement.

SECTION 6.3 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.4 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or sent by telecopier, overnight courier or mailed by registered mail, return receipt requested, in the case of (i) the Purchaser, to CarMax Auto Funding LLC, 12800 Tuckahoe Creek Parkway, Suite 400, Richmond, Virginia 23238, Attention: Treasurer, and (ii) the Seller, to CarMax Business Services, LLC, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, Attention: Treasury Department; or, as to either of such Persons, at such other address as shall be designated by such Person in a written notice to the other Person.

SECTION 6.5 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions and terms of this Agreement or any amendment or supplement hereto.

SECTION 6.6 Further Assurances. The Seller and the Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto or by the Issuer or the Indenture Trustee more fully to effect the purposes of this Agreement, including the execution of any financing statements, amendments, continuation statements or releases relating to the Receivables for filing under the provisions of the UCC or other law of any applicable jurisdiction.

SECTION 6.7 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser, the Issuer or the Seller, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

SECTION 6.8 Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 6.9 Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the Issuer[, the Swap Counterparty] and the Indenture Trustee for the benefit of the Noteholders, who shall be considered to be third-party beneficiaries hereof. Except as otherwise provided in this Agreement, no other Person will have any right or obligation hereunder.

SECTION 6.10 Headings and Table of Contents. The Table of Contents and headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 6.11 Representations, Warranties and Agreements to Survive. The respective agreements, representations, warranties and other statements by the Seller and by the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the closing hereunder of the transfers and assignments by the Seller to the Purchaser and by the Purchaser to the Issuer and shall inure to the benefit of the Purchaser, the Trustees and the Noteholders.

SECTION 6.12 No Proceedings. The Seller covenants and agrees that so long as this Agreement is in effect, and for one year plus one day following its termination, it will not file any involuntary petition or otherwise institute, or cooperate with or encourage others to institute, any bankruptcy, reorganization arrangement, insolvency or liquidation proceeding or other proceedings under any federal or State bankruptcy law or similar law against the Issuer or the Owner Trustee.

SECTION 6.13 Accountant’s Letters.

(a) The Seller shall cause a firm of independent certified public accountants (who may also render other services to the Seller) to perform certain procedures regarding the characteristics of the Receivables described in the Receivables Schedule and to compare those characteristics to the information with respect to the Receivables contained in the Prospectus. The Seller shall cooperate with the Purchaser and such accountants in making available all information and taking all steps reasonably necessary to permit such accountants to complete such procedures and to deliver the letters required of them under the Underwriting Agreement.

(b) The Seller shall cause a firm of independent certified public accountants (who may also render other services to the Seller) to deliver to the Purchaser letters, each dated [            ], 20[    ], each in the form previously agreed to by the Seller and the Purchaser, with respect to the financial and statistical information contained in the Prospectus under the caption “CarMax—Delinquency, Credit Loss and Recovery Information” and with respect to such other information as may be agreed in the forms of such letters.

SECTION 6.14 Obligations of Purchaser. The obligations of the Purchaser under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CARMAX BUSINESS SERVICES, LLC, as Seller

By:
Name:
Title:

CARMAX AUTO FUNDING LLC, as Purchaser

By:
Name:
Title:

Receivables Purchase Agreement (CAOT 20[    ]-[    ])

SCHEDULE A

RECEIVABLES SCHEDULE

On file with the Servicer at:

CarMax Business Services, LLC

12800 Tuckahoe Creek Parkway

Richmond, Virginia 23238

Sch. A

EXHIBIT A

BILL OF SALE AND ASSIGNMENT

For value received, in accordance with the receivables purchase agreement, dated as of [            ], 20[    ] (the “Receivables Purchase Agreement”), between the undersigned and CarMax Auto Funding LLC (the “Purchaser”), the undersigned does hereby sell, assign, transfer, set over and otherwise convey unto the Purchaser, without recourse, all right, title and interest of the undersigned, whether now owned or hereafter acquired, in, to and under (i) the Receivables listed on Schedule A hereto (the “Receivables”); (ii) all amounts received on or in respect of the Receivables (including proceeds of the repurchase of Receivables by the Seller pursuant to the Receivables Purchase Agreement) after the Cutoff Date; (iii) the security interests in the Financed Vehicles granted by the Obligors pursuant to the Receivables and any other interest of the undersigned in such Financed Vehicles; (iv) all proceeds from claims on or refunds of premiums of any physical damage, GAP or theft insurance policies covering the Financed Vehicles and any proceeds or refunds of premiums of any credit life or credit disability insurance policies relating to the Financed Vehicles or the Obligors; (v) the Receivable Files; (vi) the right to realize upon any property (including the right to receive future Liquidation Proceeds) that shall have secured a Receivable and have been repossessed by or on behalf of the Issuer; and (vii) all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all accounts, general intangibles, chattel paper, instruments, documents, money, investment property, deposit accounts, letters of credit, letter-of-credit rights, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations, and all other property which at any time constitutes all or part of or is included in the proceeds of any of the foregoing.

This Bill of Sale and Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Receivables Purchase Agreement and is to be governed by the Receivables Purchase Agreement.

Capitalized terms used and not otherwise defined herein shall have the meaning assigned to them in the Receivables Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale and Assignment to be duly executed as of [            ], 20[    ].

CARMAX BUSINESS SERVICES, LLC

By:
Name:
Title:

Ex. A

EXHIBIT B

FORM OF RETAIL INSTALLMENT SALE CONTRACT

On file with the Servicer at:

CarMax Business Services, LLC

12800 Tuckahoe Creek Parkway

Richmond, Virginia 23238

Ex. B